Exhibit 10-18.3

PHANTOM STOCK AGREEMENT

This Phantom Stock Agreement (the “Agreement”) has been made as of November 17, 2003 (the “Date of Award”) between Duke Energy Corporation, a North Carolina corporation, with its principal offices in Charlotte, North Carolina (the “Company”), and Paul M. Anderson (the “Grantee”).

RECITALS

Under the Duke Energy Corporation 1998 Long-Term Incentive Plan as amended, and as it may, from time to time, be further amended (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), or its delegatee, has determined the form of this Agreement and selected the Grantee, as an Employee, to receive the Phantom Stock award (the “Award”) evidenced by this Agreement and the Phantom Stock units and tandem Dividend Equivalents that are subject hereto. The applicable terms/provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan.

PHANTOM STOCK AWARD

In accordance with the terms of the Plan, the Company has made this Award, effective as of the Date of Award and upon the following terms and conditions:

Section 1. Number and Nature of Phantom Stock Units and Dividend Equivalents. The number of Phantom Stock units and the number of tandem Dividend Equivalents subject to this Award are each two hundred eighty-five thousand (285,000). Each Phantom Stock unit represents a right to receive, with respect to vested Phantom Stock units, payment in the form of one share of Common Stock. Each tandem Dividend Equivalent, until its expiration, represents a right to receive cash payments equivalent in amount to the cash dividends declared and paid on one share of Common Stock. Phantom Stock Units and Dividend Equivalents are used solely as units of measurement and are not shares of Common Stock, and the Grantee is not, and has no rights as, a shareholder of the Company by virtue of this Award.

Section 2. Vesting of Phantom Stock Units. Phantom Stock units subject to this Award shall vest, as follows:

Number	Upon Grantee remaining continuously employed with the Corporation and Subsidiaries from the Date of Award through the last day of the Quarter immediately preceding the vesting date
45,000	January 1, 2004
20,000	April 1, 2004
20,000	July 1, 2004
20,000	October 1, 2004
20,000	January 1, 2005
20,000	April 1, 2005
20,000	July 1, 2005
20,000	October 1, 2005
20,000	January 1, 2006
20,000	April 1, 2006
20,000	July 1, 2006
20,000	October 1, 2006
20,000	January 1, 2007

In the event that the Grantee’s continuous employment by the Company (including Subsidiaries) terminates, any then unvested Phantom Stock units, and tandem Dividend Equivalents, subject to this Award, are thereupon forfeited, except that if such employment terminates as the result of (i) the Grantee’s death, (ii) the Grantee’s permanent and total disability within the meaning of Code Section 22(e)(3), or (iii) termination of such employment by the Company, or employing Subsidiary, other than For Cause1, the Committee, or its delegatee, shall immediately vest a portion of unvested Phantom Stock units, such portion to be equal to (1) the number of full calendar months elapsed between November 1, 2003, and the date of termination (including November 2003) divided by (2) thirty-eight. Notwithstanding the foregoing, in the event that a Change in Control occurs before the Grantee’s continuous employment by the Company (including Subsidiaries) terminates, any outstanding and unvested Phantom Stock units subject to this Award shall immediately become vested.

Section 3. Forfeiture/Expiration. Except as otherwise expressly provided herein, any Phantom Stock units subject to this Award shall be forfeited upon the termination of the Grantee’s continuous employment by the Company (including Subsidiaries) from the Date of Award, to the extent not then or previously vested. Any

[1]	“For Cause”, which is defined as the occurrence of: (A) gross neglect, malfeasance or gross insubordination by the Grantee in performing his duties under his Employment Agreement; (B) the Grantee’s conviction for a felony, excluding convictions associated with traffic violations; (C) an egregious act of dishonesty (including without limitation theft or embezzlement) or a malicious action by Grantee toward Duke Energy’s customers or employees; (D) a willful and material violation of any provision of Section 11 of the Grantee’s Employment Agreement; (E) intentional reckless conduct by the Grantee that is materially detrimental to the business or reputation of Duke Energy; or (F) material failure of the Grantee to carry out reasonably assigned duties or instructions consistent with the titles of Chairman and Chief Executive Officer (provided that material failure to carry out reasonably assigned duties shall be deemed to constitute cause only after a finding by Duke Energy’s Board of Directors, or a duly constituted committee thereof, of material failure on the part of Grantee and the failure to remedy such performance to the Board’s or the Committee’s, satisfaction within 30 days after delivery of written notice to Grantee of such finding).

Dividend Equivalent subject to this Award shall expire at the time the Phantom Stock unit with respect to which the Dividend Equivalent is in tandem is either paid or forfeited.

Section 4. Dividend Equivalent Payments. Payments with respect to any Dividend Equivalent subject to this Award shall be paid in cash to the Grantee (or, if the Grantee is dead, the Grantee’s beneficiary) as soon as practicable whenever cash dividends are declared and paid with respect to the Common Stock after the Date of Award and before the Dividend Equivalent expires. However, should the timing of a particular payment under Section 5 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee (or the Grantee’s beneficiary) receives such shares without the right to receive such dividend and the Grantee (or the Grantee’s beneficiary) would not otherwise be entitled to payment under the expiring tandem Dividend Equivalents with respect to such dividend, the Grantee (or the Grantee’s beneficiary), nevertheless, shall be entitled to such payment. Dividend Equivalent payments shall be subject to withholding for taxes.

Section 5. Payment of Phantom Stock Units. Payment under all vested Phantom Stock units subject to this Award shall be made to the Grantee (or, if the Grantee is dead, the Grantee’s beneficiary) as soon as practicable following the termination of the Grantee’s continuous employment by the Company (including Subsidiaries). In no event will such payment be made later than the last business day of the month following the month in which his employment with Duke Energy or the employing subsidiary terminates. Payment shall be subject to withholding for taxes and shall not occur until the Grantee (or the Grantee’s beneficiary) has arranged to meet this obligation to the satisfaction of the Executive Compensation and Benefits Department. Notwithstanding the foregoing, to the extent that Grantee fails to timely tender to the Corporation sufficient cash to satisfy withholding for tax requirements, such withholding shall be applied to reduce the number of shares of Common Stock that would otherwise be paid. Payment shall be in the form of one (1) share of Common Stock for each full Phantom Stock unit so vested, and any fractional Phantom Stock unit so vested shall not be paid unless and until subsequent vesting results in the full Phantom Stock unit becoming vested.

Section 6. No Employment Right. Nothing in this Agreement or in the Plan shall affect the right of the Company or any Subsidiary to terminate the employment of service of the Grantee at any time for any, or no, reason, or confer upon the Grantee the right to continued employment with the Company (including Subsidiaries).

Section 7. Restrictions on Transfer, Beneficiary. Phantom Stock units and Dividend Equivalents subject to this Award may not be sold, transferred, exchanged, assigned, pledged, hypothecated, alienated or otherwise encumbered. The Grantee may designate a beneficiary or beneficiaries to receive any payments that are due under Section 4 or 5 following Grantee’s death. To be effective, such designation must be made in accordance with such rules and on such form as prescribed by the Company’s Executive Compensation and Benefits Department for such purpose which completed form must be received by the Company’s Executive Compensation and Benefits Department before Grantee’s death. If the Grantee fails to designate a beneficiary or if no designated beneficiary survives Grantee’s death, Grantee’s estate shall be deemed Grantee’s beneficiary.

Section 8. Determinations. Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 9. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of North Carolina applicable to transactions that take place entirely within that state.

Section 10. Conflicts with Plan and Correction of Errors. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to the Grantee pursuant to the Plan, the Company, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.

Notwithstanding the foregoing, this Award is subject to cancellation by the Company in its sole discretion unless the Grantee, by not later than January 30, 2004, has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation and Benefits Department - Phantom Stock Award (PB04A), Duke Energy Corporation, P. O. Box 1244, Charlotte, NC 28201-1244.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Award.

ATTEST		DUKE ENERGY CORPORATION

By:	/s/ MARTHA B. WYRSCH	By:	/s/ LEO E. LINBECK, JR.
	Corporate Secretary		Leo E. Linbeck, Jr.
			Its:	Chairman, Compensation Committee

Acceptance of Award

IN WITNESS OF Grantee’s acceptance of this Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this 30th day of December, 2003.

/s/ PAUL M. ANDERSON
Grantee’s Signature

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